As filed with the Securities and Exchange Commission on May 12, 2022

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

FRANCO-NEVADA CORPORATION

(Exact name of Registrant as Specified in its Charter)

Canada	Not Applicable
(State or other jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

199 Bay Street, Suite 2000

P.O. Box 285

Commerce Court West

Toronto, Ontario, Canada M5L 1G9

(416) 306-6300

(Address of and Telephone Number of Principal Executive Offices)

Corporation Service Company

80 State Street

Albany, New York, 12207-2543

(866) 403-5272

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Lloyd Hong Chief Legal Officer & Corporate Secretary Franco-Nevada Corporation 199 Bay Street, Suite 2000 P.O. Box 285, Commerce Court West, Toronto, Ontario Canada M5L 1G9 (416) 306-6300	Mile T. Kurta, Esq. Torys LLP 1114 Avenue of the Americas, 23rd Floor New York, New York 10036 (212) 880-6000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

Pursuant to Rule 429 under the Securities Act, the prospectus contained in this Registration Statement relates to Registration Statement No. 333-225687.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

FRANCO-NEVADA CORPORATION

2,500,000 Common Shares

DIVIDEND REINVESTMENT PLAN

On July 19, 2013, we adopted a Dividend Reinvestment Plan, which we amended and restated on June 15, 2018, which we refer to as the “Plan”, to provide, among other things, eligible holders of our common shares with a means to reinvest dividends declared and payable to them as shareholders (less any withholding tax) in additional common shares. The Plan permits participating shareholders to obtain additional common shares by reinvesting the cash dividends (less any withholding tax) paid on the common shares held by the participant without paying any commissions, service charges or brokerage fees. We pay dividends on a quarterly basis.

At our election, the common shares acquired by the Plan Agent (as defined below) under the Plan will either be newly issued shares acquired from us (a “treasury acquisition”) or purchased on the open market (a “market acquisition”). At our discretion, common shares may be purchased in a treasury acquisition at a discount of up to 5% of the “average market price” (currently set at a 3% discount). The “average market price” is, in the case of a treasury acquisition, the average closing price of the common shares on the Toronto Stock Exchange or any other alternative Canadian open market, as applicable, for the five (5) consecutive trading days on which at least a board lot of common shares traded ending on the day immediately prior to the applicable dividend payment date and, in the case of a market acquisition, the average price paid (excluding brokerage commissions, fees and all transaction costs) per common share by the Plan Agent for all common shares purchased in respect of a dividend payment date under the Plan. A “board lot” is 100 common shares.

Our common shares are listed on the Toronto Stock Exchange and the New York Stock Exchange under the symbol “FNV”. On May 11, 2022, the closing price for our common shares on the Toronto Stock Exchange was C$182.16 and on the New York Stock Exchange was US$140.08.

The dividends paid by us are dependent upon numerous factors, including our cash flow, and are subject to, among other things, the factors and conditions described in this prospectus under the headings “Risk Factors” and “Franco-Nevada Corporation”.

We will receive net proceeds from treasury acquisitions but not market acquisitions. We cannot estimate anticipated proceeds from the issuance of common shares pursuant to the Plan, which will depend upon the extent of shareholder participation in the Plan and the amount of quarterly dividends we pay, if any. We will not pay underwriting commissions in connection with the Plan and will be responsible for the ongoing administrative costs associated with the operation of the Plan.

On June 15, 2018, we filed a registration statement with the Securities and Exchange Commission including a prospectus relating to 2,500,000 common shares issuable pursuant to the Plan. This prospectus relates to 722,722 of such shares that remain available for issuance as of the date hereof and an additional 1,777,278 common shares, which common shares, in each case, if, as and when issued, will be issued pursuant to the Plan.

Our principal executive offices are located at 199 Bay Street, Suite 2000, Commerce Court West, Toronto, Ontario, Canada M5L 1G9, Telephone Number: (416) 306-6300.

Investing in our common shares involves risks. See “Risk Factors” on page 1 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

The date of this prospectus is May 12, 2022.

TABLE OF CONTENTS

i

ABOUT THIS PROSPECTUS

You should rely only upon the information contained in or incorporated by reference into this prospectus and on other information included in the registration statement of which this prospectus forms a part. References to this prospectus include documents incorporated by reference into this prospectus (this “prospectus”). We have not authorized anyone to provide you with information that is different than the information included in or incorporated by reference into this prospectus. The information incorporated by reference into this prospectus is current only as of its date. We are not making an offer of common shares in any jurisdiction where the offer is not permitted by law.

In this prospectus (excluding the documents incorporated by reference into this prospectus), unless the context requires otherwise, references to “Franco-Nevada”, the “Corporation”, the “Registrant”, “we”, “us” and “our” refer to Franco-Nevada Corporation and the subsidiaries through which it conducts its business.

Our consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”), and are presented in United States dollars.

Before you invest, you should read this prospectus together with the information incorporated by reference into this prospectus and the additional information described below under the heading “Where You Can Find More Information”. You should refer to the registration statement of which this prospectus forms a part and the exhibits to the registration statement for further information.

RISK FACTORS

Investing in our common shares involves risks. Before you decide to participate in the Plan and invest in our common shares, you should carefully consider the risk described below, together with all risks described in the documents incorporated by reference into this prospectus, including subsequent documents incorporated by reference into this prospectus. Discussions of certain risks and uncertainties affecting us are provided under the heading “Risk Factors” beginning on page 49 of our Annual Information Form, filed as Exhibit 99.1, to our Annual Report on Form 40-F for the fiscal year ended December 31, 2021, which was filed with the Securities and Exchange Commission (the “SEC”) on March 17, 2022 and which is incorporated by reference into this prospectus, as such risk factors may be updated from time to time by our filings under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), and other information contained in or incorporated by reference into this prospectus from time to time.

Risk Related to the Plan

You will not know the price of the common shares you are purchasing under the Plan at the time you authorize the investment or elect to reinvest your dividends.

The price of our common shares may fluctuate between the time you decide to purchase common shares under the Plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and, accordingly, file reports and other information with the SEC. Our filings are available electronically from the SEC’s Electronic Data Gathering, Analysis and Retrieval System (EDGAR) at www.sec.gov, as well as from commercial document retrieval services. You may also want to visit our website at www.franco-nevada.com for further information. Any information that is included on or linked to our website is not a part of this prospectus.

We have filed under the United States Securities Act of 1933, as amended (the “Securities Act”), a registration statement on Form F-3 relating to the Plan. This prospectus forms a part of the registration statement. This prospectus does not contain all of the information included in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our common shares you are encouraged to refer to the registration statement and the exhibits that are incorporated by reference into it. Statements contained in this prospectus describing provisions of the Plan are not necessarily complete, and in each instance reference is made to the copy of the Plan that is included as an exhibit to the registration statement, and each such statement in this prospectus is qualified in all respects by such reference.

DOCUMENTS INCORPORATED BY REFERENCE

The following documents filed with or furnished to the SEC are specifically incorporated by reference into, and form a part of, this prospectus:

1.	our Annual Report on Form 40-F for the fiscal year ended December 31, 2021 which incorporates by reference the audited annual consolidated financial statements of the Corporation for the year ended December 31, 2021;

2.	our Management Information Circular dated March 21, 2022 in connection with the Registrant’s annual and special meeting of shareholders to be held on May 4, 2022, which is incorporated by reference into our Report on Form 6-K furnished to the SEC on April 4, 2022;

3.	the description of our common shares contained in our registration statement on Form 40-F filed with the SEC on August 26, 2011, including any amendment or report updating such description; and

4.	our Report on Form 6-K filed with the SEC on May 4, 2022 (Exhibits 99.2 and 99.3 only).

In addition, all subsequent Annual Reports on Form 20-F, Form 40-F or Form 10-K, and all subsequent filings on Form 10-Q or Form 8-K, that we file pursuant to the Exchange Act prior to the termination of this offering, are hereby incorporated by reference into this prospectus. Also, we may incorporate by reference future reports on Form 6-K that we furnish subsequent to the date of this prospectus by stating in those Form 6-Ks that they are being incorporated by reference into this prospectus.

Any statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, in one of those other documents or in any other later filed document that is also incorporated by reference into this prospectus modifies or supersedes that statement. Any such statement so modified shall not be deemed, except as so modified, to constitute a part of this prospectus. Any such statement so superseded shall be deemed not to constitute a part of this prospectus.

Any person receiving a copy of this prospectus, including any beneficial owner, may obtain without charge, upon written or oral request, a copy of any of the documents incorporated by reference into this prospectus, except for the exhibits to those documents unless the exhibits are specifically incorporated by reference into those documents. Requests should be directed to our principal executive offices, 199 Bay Street, Suite 2000, P.O. Box 285, Commerce Court West, Toronto, Ontario M5L 1G9, Telephone Number: (416) 306-6300.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a corporation organized under the laws of Canada and our principal offices are located in Toronto, Ontario, Canada. The enforcement by investors of civil liabilities under the United States federal or state securities laws may be affected adversely by the fact that we have been organized under the laws of Canada, that most of our officers and directors are residents of Canada, that some or all of the experts named in this prospectus and the documents incorporated by reference herein are residents of Canada, and that all or a substantial portion of their assets and our assets are located outside of the United States. As a result, it may be difficult for United States investors to effect service of process within the United States upon us and upon those directors, officers or experts who are not residents of the United States, or to realize in the United States upon judgments of courts of the United States, predicated upon civil liability of such persons under United States federal or state securities laws. There is doubt as to the enforceability in Canada against us or against our directors, officers or experts who are not residents of the United States, in original actions or in actions for enforcement of judgments of United States courts of liabilities based solely upon the United States federal or state securities laws. We have appointed Corporation Service Company, 80 State Street, Albany, New York, 12207-2543 as our agent in the United States upon which service of process against us may be made in any action based on this prospectus.

EXCHANGE RATE INFORMATION

In this prospectus, unless otherwise indicated, references to “$” or “US$” indicate references to United States dollars. References to “C$” indicate references to Canadian dollars.

The following table sets out the high and low rates of exchange for one U.S. dollar expressed in Canadian dollars during each of the following periods; the average rate of exchange for those periods; and the rate of exchange in effect at the end of each of those periods, each based on the rate of exchange published by the Bank of Canada.

	Three months ended March 31, 2022			Years ended December 31,
				2021		2020		2019
High	C$	1.2867	C$	1.2942	C$	1.4496	C$	1.3600
Low	C$	1.2470	C$	1.2040	C$	1.2718	C$	1.2988
Average for the Period	C$	1.2662	C$	1.2535	C$	1.3415	C$	1.3269
End of Period	C$	1.2496	C$	1.2678	C$	1.2732	C$	1.2988

On May 11, 2022, the rate of exchange for Canadian dollars in terms of the U.S. dollar, as published by the Bank of Canada, was US$1.00=C$1.2970 or C$1.00=US$0.7710.

FORWARD LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain “forward-looking information” and “forward-looking statements” within the meaning of applicable Canadian securities laws and the United States Private Securities Litigation Reform Act of 1995, respectively, which may include, but are not limited to, statements with respect to future events or future performance, management’s expectations regarding our growth, results of operations, estimated future revenues, performance guidance, carrying value of assets, future dividends and requirements for additional capital, mineral reserve and mineral resource estimates, production estimates, production costs and revenue, future demand for and prices of commodities, expected mining sequences, business prospects and opportunities, the performance and plans of third party operators, audits being conducted by the Canada Revenue Agency, the expected exposure for current and future assessments and available remedies, and the remedies relating to and consequences of the ruling of the Supreme Court of Panama in relation to the Cobre Panama project. In addition, statements (including data in tables) relating to reserves and resources including reserves and resources covered by a royalty, stream or other interest, gold equivalent ounces (“GEOs”) or mine lives are forward-looking statements, as they involve implied assessment, based on certain estimates and assumptions, and no assurance can be given that the estimates and assumptions are accurate and that such reserves and resources, mine lives and GEOs will be realized. Such forward-looking statements reflect management’s current beliefs and are based on information currently available to management. Often, but not always, forward-looking statements can be identified by the use of words such as “plans”, “expects”, “is expected”, “budgets”, “potential for”, “scheduled”, “estimates”, “forecasts”, “predicts”, “projects”, “intends”, “targets”, “aims”, “anticipates” or “believes” or variations (including negative variations) of such words and phrases or may be identified by statements to the effect that certain actions “may”, “could”, “should”, “would”, “might” or “will” be taken, occur or be achieved.

Forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. A number of factors could cause actual events or results to differ materially from any forward-looking statement, including, without limitation: fluctuations in the prices of the primary commodities that drive royalty and stream revenue (gold, platinum group metals, copper, nickel, uranium, silver, iron-ore and oil and gas); fluctuations in the value of the Canadian and Australian dollar, Mexican peso and any other currency in which revenue is generated, relative to the U.S. dollar; changes in national and local government legislation, including permitting and licensing regimes and taxation policies and the enforcement thereof; the adoption of a global minimum tax on corporations; regulatory, political or economic developments in any of the countries where properties in which we hold a royalty, stream or other interest are located or through which they are held; risks related to the operators of the properties in which we hold a royalty, stream or other interest, including changes in the ownership and control of such operators; relinquishment or sale of mineral properties; influence of macroeconomic developments; business opportunities that become available to, or are pursued by us; reduced access to debt and equity capital; litigation; title, permit or license disputes related to interests on any of the properties in which we hold a royalty, stream or other interest; whether or not we are determined to have “passive foreign investment company” (“PFIC”) status as defined in Section 1297 of the United States Internal Revenue Code of 1986, as amended (the “Code”); potential changes in Canadian tax treatment of offshore streams; excessive cost escalation as well as development, permitting, infrastructure, operating or technical difficulties on any of the properties in which we hold a royalty, stream or other interest; access to sufficient pipeline capacity; actual mineral content may differ from the reserves and resources contained in technical reports; rate and timing of production differences from resource estimates, other technical reports and mine plans; risks and hazards associated with the business of development and mining on any of the properties in which we hold a royalty, stream or other interest, including, but not limited to, unusual or unexpected geological and metallurgical conditions, slope failures or cave-ins, flooding and other natural disasters, terrorism, civil unrest or an outbreak of contagious disease; the impact of the COVID-19 (coronavirus) pandemic; and the integration of acquired assets. The forward-looking statements contained in, or incorporated by reference into, this prospectus are based upon assumptions management believes to be reasonable, including, without limitation: the ongoing operation of the properties in which we hold a royalty, stream or other interest by the owners or operators of such properties in a manner consistent with past practice; the accuracy of public statements and disclosures made by the owners or operators of such underlying properties; no material adverse change in the market price of the commodities that underlie the asset portfolio; our ongoing income and assets relating to determination of its PFIC status; no material changes to existing tax treatment; the expected application of tax laws and regulations by taxation authorities; the expected assessment and outcome of any audit by any taxation authority; no adverse development in respect of any significant property in which we hold a royalty, stream or other interest; the accuracy of publicly disclosed expectations for the development of underlying properties that are not yet in production; integration of acquired assets; and the absence of any other factors that could cause actions, events or results to differ from those anticipated, estimated or intended. However, there can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Investors are cautioned that forward-looking statements are not guarantees of future performance. In addition, there can be no assurance as to the outcome of the ongoing audit by the Canada Revenue Agency or our exposure as a result thereof. We cannot assure investors that actual results will be consistent with these forward-looking statements. Accordingly, investors should not place undue reliance on forward-looking statements due to the inherent uncertainty therein. For additional information with respect to risks, uncertainties and assumptions, please refer to the “Risk Factors” section of this prospectus, as well as any risk factors disclosed in the documents incorporated by reference.

The forward-looking statements herein are made as of the date of this prospectus only and we do not assume any obligation to update or revise them to reflect new information, estimates or opinions, future events or results or otherwise, except as required by applicable law. Our forward-looking statements contained in the documents incorporated by reference into this prospectus are made as of the respective dates set forth in such exhibits. Such forward-looking statements are based on the beliefs, expectations and opinions of management on the date the statements are made. In preparing this prospectus, we have not updated such forward-looking statements to reflect any change in circumstances or in management’s beliefs, expectations or opinions that may have occurred subsequent to the date thereof, nor do we assume any obligation to update such forward-looking statements in the future, except as required by applicable law. For the reasons set forth above, investors should not place undue reliance on forward-looking statements.

CAUTIONARY NOTE REGARDING MINERAL RESERVE AND RESOURCE ESTIMATES

This prospectus and the documents incorporated by reference have been prepared in accordance with the requirements of Canadian securities laws in effect in Canada, which differ from the requirements of U.S. securities laws. Unless otherwise indicated, all mineral resource and reserve estimates included in this prospectus and the documents incorporated by reference have been prepared by the owners or operators of the relevant properties (as and to the extent indicated by them) in accordance with National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining and Metallurgy Classification System. NI 43-101 is a rule developed by the Canadian securities regulatory authorities which establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. NI 43-101 permits a historical estimate made prior to the adoption of NI 43-101 that does not comply with NI 43-101 to be disclosed using the historical terminology if, among other things, the disclosure: (a) identifies the source and date of the historical estimate; (b) comments on the relevance and reliability of the historical estimate; (c) states whether the historical estimate uses categories other than those prescribed by NI 43-101; and (d) includes any more recent estimates or data available.

Mining disclosure under U.S. securities law was previously required to comply with SEC Industry Guide 7 (“SEC Industry Guide 7”) under the United States Securities Exchange Act of 1934, as amended. The SEC has adopted rules to replace SEC Industry Guide 7 with new mining disclosure rules under sub-part 1300 of Regulation S-K of the U.S. Securities Act (“Regulation S-K 1300”) which became mandatory for U.S. reporting companies beginning with the first fiscal year commencing on or after January 1, 2021. Under Regulation S-K 1300, the SEC now recognizes estimates of “Measured Mineral Resources”, “Indicated Mineral Resources” and “Inferred Mineral Resources”. In addition, the SEC has amended its definitions of “Proven Mineral Reserves” and “Probable Mineral Reserves” to be substantially similar to international standards. Readers are cautioned that despite efforts to harmonize U.S. mining disclosure rules with NI 43-101 and other international requirements, there are differences between the terms and definitions used in Regulation S-K 1300 and mining terms defined in the Canadian Institute of Mining, Metallurgy and Petroleum Standards, which definitions have been adopted by NI 43-101, and there is no assurance that any mineral reserves or mineral resources that an owner or operator may report as “proven mineral reserves”, “probable mineral reserves”, “measured mineral resources”, “indicated mineral resources” and “inferred mineral resources” under NI 43-101 would be the same had the owner or operator prepared the reserve or resource estimates under the standards of Regulation S-K 1300.

Certain reserve or resource estimates of U.S. reporting companies presented in this prospectus and the documents incorporated by reference (notably those of Vale S.A.) have been prepared in accordance with SEC Industry Guide 7. Canadian standards, including NI 43-101, differ significantly from the requirements under SEC Industry Guide 7, and reserve and resource information contained in the documents incorporated by reference herein may not be comparable to similar information disclosed by U.S. companies. In particular, and without limiting the generality of the foregoing, the term “resource” does not equate to the term “reserves”. Under SEC Industry Guide 7, mineralization could not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. The SEC’s disclosure standards did not normally permit the inclusion of information concerning “measured mineral resources”, “indicated mineral resources” or “inferred mineral resources” or other descriptions of the amount of mineralization in mineral deposits that do not constitute “reserves” in documents filed with the SEC in compliance with SEC Industry Guide 7. U.S. investors are cautioned that “inferred mineral resources” have a lower level of confidence than that applying to “indicated mineral resources” and cannot be directly converted to a “mineral reserve”. It is reasonably expected that the majority of “inferred mineral resources” could be upgraded to “indicated mineral resources” with continued exploration. Under Canadian rules, estimated “inferred mineral resources” may not form the basis of feasibility or pre-feasibility studies except in rare cases. Investors are cautioned not to assume that all or any part of an “inferred mineral resource” exists or is economically or legally mineable. Disclosure of “contained ounces” in a mineral resource is permitted disclosure under Canadian regulations; however, SEC Industry Guide 7 normally only permitted issuers to report mineralization that does not constitute “reserves” under SEC Industry Guide 7 as in-place tonnage and grade without reference to unit measures. The requirements of NI 43-101 for identification of “reserves” are also not the same as under SEC Industry Guide 7, and reserves reported by us in compliance with NI 43-101 may not qualify as “reserves” under SEC Industry Guide 7. Accordingly, information concerning mineral deposits set forth in the documents incorporated by reference herein may not be comparable with information made public by companies that have reported in accordance with SEC Industry Guide 7.

In addition to NI 43-101, a number of resource and reserve estimates have been prepared in accordance with the JORC Code or the SAMREC Code (as such terms are defined in NI 43-101), which differ from the requirements of NI 43-101 and U.S. securities laws. Accordingly, information containing descriptions of our mineral properties set forth in the documents incorporated by reference herein may not be comparable to similar information made public by U.S. companies subject to the reporting and disclosure requirements under the U.S. federal securities laws and the rules and regulations thereunder. For more information, see “Reconciliation to CIM Definitions” in our Annual Information Form, filed as Exhibit 99.1 to our Annual Report on Form 40-F for the fiscal year ended December 31, 2021, which is incorporated by reference herein.

FRANCO-NEVADA CORPORATION

Franco-Nevada is the leading gold-focused royalty and streaming company with the largest and most diversified portfolio of royalties and streams by commodity, geography, operator, revenue type and stage of project.

Our revenue is generated from various forms of agreements, ranging from net smelter return royalties, streams, net profits interests, net royalty interests, working interests and other types of arrangements. We do not operate mines, develop projects or conduct exploration. Franco-Nevada has a free cash flow generating business with limited future capital commitments and management is focused on managing and growing its portfolio of royalties and streams. We recognize the cyclical nature of the industry and have a long-term investment outlook. We maintain a strong balance sheet to minimize financial risk and so that we can make investments during commodity cycle downturns. The advantages of this business model are:

•	Exposure to commodity price optionality;

•	A perpetual discovery option over large areas of geologically prospective lands;

•	No additional capital requirements other than the initial investment;

•	Limited exposure to cost inflation;

•	A free cash-flow business with limited cash calls;

•	A high-margin business that can generate cash through the entire commodity cycle;

•	A scalable and diversified business in which a large number of assets can be managed with a small stable overhead; and

•	Management that focuses on forward-looking growth opportunities rather than operational or development issues.

Our short-term financial results are primarily tied to the price of commodities and the amount of production from our portfolio of assets. Our attributable production has typically been supplemented by acquisitions of new assets. Over the longer-term, our results are impacted by the amount of exploration and development capital available to operators to expand or extend our producing assets or to progress our advanced and exploration assets into production.

The focus of our business is to create exposure to gold and precious metal resource optionality. This principally involves investments in gold mines and providing financing to copper and other base metal mines to obtain exposure to by-product gold, silver and platinum group metals production. We also invest in other metals and energy to expose our shareholders to additional resource optionality.

One of the strengths of our business model is that our margins are not generally impacted when producer costs increase. The majority of our interests are royalty and streams with payments/deliveries that are based on production levels with no adjustments for the operator’s operating costs.

We pay dividends on a quarterly basis. However, the payment of dividends is not assured. The amount of future cash dividends, if any, will be subject to the discretion of our board of directors, and may vary depending upon a variety of factors and conditions existing from time to time, including without limitations, compliance with applicable laws and our cash flow. Depending on these and various other factors, many of which will be beyond our control, we may change our dividend policy from time to time, and, as a result, future cash dividends could be reduced or suspended entirely. The market value of our common shares may deteriorate if we reduce or suspend the amount of cash dividends that we pay in the future, and that deterioration may be material. You should refer to the section of this prospectus entitled “Risk Factors”. The paying agent for our dividends in the U.S. is Computershare Trust Company of Canada.

Our principal executive offices are located at 199 Bay Street, Suite 2000, Commerce Court West, Toronto, Ontario M5L 1G9, Telephone Number: (416) 306-6300.

USE OF PROCEEDS

We will receive net proceeds from the sale of common shares in connection with a treasury acquisition, but not a market acquisition. We have no basis for estimating precisely either the number of common shares that may be issued under the Plan in a treasury acquisition or the prices at which the common shares may be sold. The amount of net proceeds that we will receive will depend upon the extent of the participation in the Plan and the amount of the quarterly dividends that we pay, if any. The net proceeds from the sale of the common shares will be used for general corporate purposes.

THE PLAN

The following is a summary of the material attributes of the Plan. The summary does not purport to be complete and is subject to, and qualified in its entirety by, reference to the complete Plan that is filed as an exhibit to the registration statement of which this prospectus forms a part. Since the establishment of the Plan in 2013, we have authorized an aggregate of 6,901,954 common shares of the Corporation to be issued, if as and when issued, under the Plan, including the 2,500,000 common shares offered by this prospectus.

Purpose of the Plan

The purpose of our Plan is to allow holders of our common shares to reinvest dividends declared and payable (less any withholding tax) to them as shareholders in additional common shares without paying any brokerage commissions or service charges. Full reinvestment of the dividends (less applicable withholding tax) is assured under the Plan because the Plan permits fractional shares, as well as whole shares, to be credited to the participants’ accounts.

Common shares will be acquired by the Plan Agent (as defined below) in a treasury acquisition (as defined below) or in a market acquisition (as defined below). In a treasury acquisition, common shares may be purchased from the Corporation at a discount of up to 5% at the discretion of the Corporation (the discount is currently set at 3%) of the “average market price” of the common shares, which is based upon the average market price of our common shares as calculated under the Plan. The discount does not apply to market acquisitions under the Plan.

We seek to provide a sustainable and predictable stream of dividends. However, the payment of dividends is not assured, and the amount of future cash dividends, if any, paid by us will be subject to the discretion of our board of directors, and will vary depending upon a variety of factors and conditions existing from time to time, such as our financial performance. Depending on these and various other factors, many of which will be beyond our control, we may change our dividend policy from time to time, and, as a result, future cash dividends could be reduced or suspended entirely. Our policy in respect of dividends is reviewed annually in order to establish dividend levels commensurate with, among other things, cash flow expectations and internal cash requirements.

Participation in the Plan

You are eligible to participate in the Plan if you reside in Canada, the U.S. or certain eligible foreign jurisdictions and are a holder of at least one common share and meet the requirements outlined below. The extent to which you may directly participate in the Plan will depend on the manner in which you hold your common shares. Shareholders in other eligible jurisdictions may be allowed to participate in the Plan only if we determine that participation should be made available to those shareholders taking into account the necessary steps to comply with the laws relating to the offering and the sale of common shares in the jurisdiction of those shareholders and we determine, in our sole discretion, that such laws do not subject the Plan or us to additional legal or regulatory requirements. In making such determination, we may request such documentation as we deem necessary, including an opinion of legal counsel or undertakings from any intermediary.

Beneficial shareholders in the United States whose common shares are registered through The Depository Trust Company are not currently eligible for participation in the Plan as, in 2014, The Depository Trust Company announced it had terminated its participation in dividend reinvestment plans for Canadian securities. If a shareholder is a beneficial owner whose common shares are registered in the name of The Depository Trust Company, he or she may participate in the Plan by (i) directing his or her broker to transfer all or any number of whole common shares into his or her name and then enrolling such common shares in the Plan or (ii) making appropriate arrangements with the broker, investment dealer, financial institution or other nominee who holds the shareholder’s common shares to transfer all or any number of whole common shares into CDS and enroll in the Plan on the shareholder’s behalf.

If you are a registered owner you may directly enroll in the Plan. If you are a beneficial owner then, in order to participate in the Plan, you must (i) transfer the common shares into your own name and enroll in the Plan directly; or (ii) make arrangements through your broker, investment dealer, financial institution or other nominee who holds the common shares on your behalf.

To become a participant in the Plan, you or your nominee must complete a form authorizing us to forward all cash dividends paid on some or all common shares registered in your name or in your nominee’s name on your behalf, now or in the future, to Computershare Trust Company of Canada, the Plan Agent for the Plan (the “Plan Agent”). The completed authorization form should be forwarded to the Plan Agent at the address set out under “Notices” below. Dividends to be reinvested under the Plan on behalf of participants who are residents of the U.S. (or other eligible jurisdictions) will be subject to applicable Canadian non-resident withholding tax. See “Income Tax Considerations Relating to the Plan — Canadian Federal Income Tax Considerations” in this prospectus.

We and the Plan Agent reserve the right to deny participation in the Plan to any person who appears to be, or who we or the Plan Agent have reason to believe is, subject to the laws of any jurisdiction which do not permit participation in the Plan in the manner sought by or on behalf of that person.

If you are a beneficial owner and wish to participate in the Plan, then you must determine whether your nominee allows participation in the Plan. Please note that not all nominees will allow, nor is any nominee required to allow, your participation in the Plan. If you wish to participate and your nominee does not allow it, it is your responsibility to either transfer your common shares to a different nominee allowing participation in the Plan, or into your own name and enroll directly. If you wish to participate and your nominee does allow it, you must arrange for your nominee to enroll in the Plan on your behalf. If you choose to enroll in the Plan, your nominee may be required to elect to participate on your behalf every dividend period.

You may obtain an enrollment form at any time from the Plan Agent’s website at www.investorcentre.com or by calling the Plan Agent at 1-800-564-6253, or by visiting our website at www.franco-nevada.com. If you are a registered shareholder, once you have enrolled in the Plan, you will remain enrolled until you discontinue participation or until we terminate or suspend the Plan. If you are a beneficial shareholder, your nominee may be required to elect to participate on your behalf every dividend period. See “Termination of Participation” and “Amendment, Suspension or Termination of Plan and Plan Agent” below.

Your participation in the Plan will commence with the first dividend payment after which you or your nominee submitted your enrollment form, provided that:

(i)	if you are a registered shareholder, the Plan Agent received the form not later than 5:00 p.m. (Toronto time) five (5) business day preceding the record date for the dividend; or

(ii)	if you are a beneficial shareholder, the Plan Agent received appropriate instructions from CDS Clearing and Depository Services Inc. (“CDS”) or other nominee not later than such time as may be agreed from time to time between such depository or nominee and the Plan Agent in accordance with custom and practice relating to such depository’s or nominee’s system. The depository must in turn receive appropriate instructions from the nominee holders that are depository participants not later than such deadline as may be established by the depository from time to time.

If the enrollment form or instructions, as applicable, are not received by the Plan Agent by the stipulated deadline, the dividend will be paid to you in the usual manner and participation in the Plan will commence with the next dividend.

We reserve the right to determine, from time to time, a minimum number of common shares that a participant must hold in order to qualify for or continue enrollment in the Plan.

Method of Purchase

Cash dividends payable (less applicable withholding tax) on common shares enrolled in the Plan will be aggregated and then used by the Plan Agent in each investment period to acquire common shares for participants. At the Corporation’s sole discretion, the common shares acquired by the Plan Agent under the Plan will be either newly issued common shares acquired from the Corporation (a “treasury acquisition”) or common shares purchased on the Toronto Stock Exchange, the New York Stock Exchange, or any other alternative Canadian open market, as applicable (a “market acquisition”). Dividends paid will be subject to any applicable withholding tax. References to “investment period” mean the period, after a dividend is paid by the Corporation, in which the Plan Agent purchases common shares under the Plan.

A participant’s account will be credited with the number of common shares, including fractions computed to six decimal places, which is equal to the dividends (less applicable withholding tax) reinvested for such participant divided by the applicable purchase price. Full reinvestment of dividends under the Plan is possible because fractions of common shares as well as whole common shares are credited to a participant’s account. The rounding of any fractional interest is determined by the Plan Agent using such methods as it deems appropriate in the circumstances.

Common shares purchased pursuant to the Plan will be registered in the name of the Plan Agent or its nominee, as agent for participants.

Dividends on common shares otherwise payable to participants will be paid to the Plan Agent as agent for such participants and will be applied to the purchase of common shares by the Plan Agent either through a treasury acquisition or a market acquisition. In no event will interest be paid to participants on any funds held for investment under the Plan.

Purchase Price

We do not control the price of common shares acquired under the Plan. The purchase price allocated for each common share acquired by the Plan Agent under the Plan during each investment period (the “Average Market Price”) will be:

a.	in the case of a treasury acquisition, subject to the discount referred to below, the average closing price of the common shares (denominated in the currency in which the common shares trade on the applicable stock exchange) traded on the Toronto Stock Exchange, the New York Stock Exchange or other alternative Canadian open market, as applicable, for the five (5) consecutive trading days on which at least a board lot of common shares traded ending on the day immediately prior to the applicable dividend payment date; and

b.	in the case of a market acquisition, the actual average price paid (excluding brokerage commissions, fees and all transaction costs) per common share (denominated in the currency in which the common shares trade on the applicable stock exchange) purchased by the Plan Agent on behalf of participants on the Toronto Stock Exchange, the New York Stock Exchange or any other alternative Canadian open market, as applicable, for all common shares purchased in respect of an dividend payment date under the Plan. The Plan Agent will acquire the common shares by a market acquisition in a manner, provided herein, on the applicable dividend payment date or such date or dates as soon as practicable within three (3) trading days immediately after the dividend payment date unless otherwise directed by the Corporation.

At our discretion, common shares may be purchased in the case of a treasury acquisition at a discount of up to 5% from the Average Market Price (currently set at a 3% discount). We will announce by way of a press release and in dividend announcements any applicable discount from the Average Market Price.

Rights Offerings

If we make available to our registered shareholders any rights to subscribe for additional common shares or other securities, rights certificates or similar instruments will, subject to compliance with applicable laws and regulations, be forwarded to a participant in the Plan, or to CDS or another nominee, as applicable, in proportion to the number of whole common shares owned, including common shares acquired through participation in the Plan being held for the participant by the Plan Agent. Such rights will not be made available for any fractional common shares held for a participant.

Stock Dividend or Subdivision of Common Shares

If common shares are distributed pursuant to a stock dividend or a subdivision of common shares, the common shares received by the Plan Agent for participants under the Plan will be held by the Plan Agent and credited by the Plan Agent to a participant’s account based on the whole and fractional common shares being held by the Plan Agent for the participant’s account. In the event of a consolidation or similar change in the number of outstanding common shares into a smaller number, the Plan Agent will proportionately adjust the account of each participant under the Plan according to the number of whole common shares held for the account of that participant prior to the effective time of the consolidation or similar change.

Administration

The Plan Agent acts as the agent for the participants under the Plan pursuant to an agreement which may be terminated by us or the Plan Agent at any time upon thirty (30) days’ prior written notice to the other party. On each dividend payment date, we shall pay to the Plan Agent on behalf of the participants all cash dividends payable in respect of such participants’ common shares (less any applicable withholding taxes). The Plan Agent shall use such funds to purchase common shares for the participants. Common shares purchased under the Plan will be registered in the name of the Plan Agent, as agent for participants in the Plan. Should Computershare Trust Company of Canada cease to act as Plan Agent under the Plan, another agent will be designated by us, in our discretion.

Participants’ Accounts and Reports

The Plan Agent will maintain an account for each participant. A statement of account will be mailed by the Plan Agent to each participant on a quarterly basis approximately two to three weeks after the completion of each investment period. Such statement of account will set out the amount of cash dividends paid on the participant’s common shares, the number of common shares purchased under the Plan, the purchase price per share and the updated total number of common shares being held by the Plan Agent for the participant in his or her account.

These reports will be the only record for participants of the cost of each purchase of common shares. All such reports should be retained by participants for income tax purposes. In addition, each participant will receive annually the appropriate tax information for recording dividend income. The reinvestment of dividends under the Plan will not relieve participants of any income tax applicable to such dividends.

Participants who participate in the Plan through their broker, investment dealer, financial institution or other nominee will receive such information and reports through such nominee.

Registration, Withdrawal or Disposition of Common Shares

Common shares purchased under the Plan and held under the Plan by the Plan Agent for the account of participants other than CDS will be registered in the name of the Plan Agent or its nominee or in accounts designated by it for the account of participants other than CDS. A Direct Registration System Advice (“DRS Advice”) evidencing book-entry registered ownership of such common shares, or a certificate for such common shares, will only be issued to the participant if the Plan or the participant’s participation therein is terminated or if the participant withdraws common shares from its account.

A Plan participant may, without terminating participation in the Plan, withdraw from its account under the Plan, and have a DRS Advice or share certificate issued and registered in the participant’s name for, any number of whole shares held for its account under the Plan by delivering to the Plan Agent a duly completed withdrawal portion of the voucher located on the reverse of the statement of account issued by the Plan Agent. A withdrawal request may also be obtained from the Plan Agent at the address below. Alternatively, participants may follow the instructions at the Plan Agent’s self-service web portal at www.investorcentre.com/franco-nevada. The withdrawal of common shares and issuance of a DRS Advice or share certificate will generally be completed within three weeks following receipt of the withdrawal request. A participant who withdraws common shares from the Plan but does not terminate participation in the Plan will continue to participate in the Plan for the common shares withdrawn. Any remaining shares (including a residual fraction of a share) will continue to be held by the Plan Agent for the Plan participant’s account under the Plan.

A registered participant may also request the sale of any number of whole common shares held under the Plan without terminating such registered participant’s participation in the Plan by delivering written instructions to the Plan Agent, which instructions may be delivered to the Plan Agent personally, by courier, by mail, by facsimile or by any other electronic method acceptable to the Plan Agent. In this event, the Plan Agent will sell such shares through a broker-dealer designated by the Plan Agent from time to time. The registered participant will be charged a commission by the broker-dealer, which commission will be deducted from the cash proceeds of the sale to be paid to the participant. The Plan Agent will deliver the net proceeds of the sales after deducting brokerage commission, transfer and withholding taxes, if any, to the participant. Common shares in a participant’s account held pursuant to the Plan that are sold may be commingled with common shares of other selling participants, in which case, the proceeds to each selling participant will be based on the average sale price of all shares so commingled and sold on the same day.

Common shares being held for a participant in the Plan may not be pledged, sold or otherwise disposed of by a participant. Participants wishing to do so must request a DRS Advice or share certificate, or contact their broker or nominee.

Commissions and Administrative Costs

There will be no commissions, service charges or brokerage fees payable by participants in connection with the purchase of common shares under the Plan. Administrative costs associated with the operation of the Plan, including the fees and expenses of the Plan Agent, will be borne by us. However, participants who enroll in the Plan through a broker, trust company, bank or other nominee may be subject to fees in accordance with their nominee. The Plan Agent will be paid fees for its services pursuant to a plan services agreement between us and the Plan Agent.

Responsibilities of Franco-Nevada Corporation and the Plan Agent

Neither we nor the Plan Agent shall be liable for any act or any omission to act in connection with the operation of the Plan. Participants should recognize that neither we nor the Plan Agent can assure a profit or protect against loss as a result of their purchase of common shares under the Plan.

Termination of Participation

A registered participant who wishes to terminate their participation in the Plan may do so voluntarily by delivering to the Plan Agent a duly completed termination portion of the voucher located on the reverse of the statement of account issued by the Plan Agent. A termination request form may also be obtained from the Plan Agent at the address below. Alternatively, participants may follow the instructions at the Plan Agent’s self-service web portal at www.investorcentre.com/franco-nevada. In addition, participation will be terminated automatically following receipt by the Plan Agent of written notice of an individual participant’s death.

If a duly completed termination request (or notice of an individual participant’s death) is not received by the Plan Agent before 5:00 p.m. (Toronto time) on the fifth (5th) business day preceding a dividend record date, or is received between a record date and a dividend payment date then the participant’s account will not be closed, and participation in the Plan by such participant will not be terminated, until after the dividend payment date to which that record date relates.

A participant who is enrolled in the Plan indirectly through a depository or otherwise through their or its broker, investment dealer, financial institution or other nominee and wishes to terminate their or its participation in the Plan must contact the nominee who holds their or its shares and provide appropriate instructions to do so. The nominee should be consulted to confirm what information or documentation may be required to give effect to the termination instructions, and to inquire about any applicable deadlines that the nominee may impose or be subject to under the policies of that nominee or such depository’s system.

In the event of termination of participation, a participant (other than a depository) or a deceased participant’s estate or legal representative, as applicable, will be issued a DRS Advice or share certificate for the number of whole common shares held under the Plan by the Plan Agent in the participant’s account and a cash payment for any fraction of a common share which will be converted by the Plan Agent at the prevailing market price at the time of sale on the Toronto Stock Exchange, the New York Stock Exchange or any other alternative Canadian open market, as applicable. Upon termination of participation in the Plan, a participant will receive payment for fractional entitlements to common shares, if any, in Canadian currency (for all participants that are resident in Canada) or U.S. currency (for all participants resident in the U.S. or other eligible jurisdictions).

A registered participant may also request the sale of all the common shares held for his or her account pursuant to the Plan by duly completing the termination portion of the voucher on the reverse side of the statement of account and delivering it to the Plan Agent. In this event, the Plan Agent will sell such common shares through a broker-dealer designated by the Plan Agent from time to time. The registered participant will be charged a commission by the broker-dealer, which commission will be deducted from the cash proceeds of the sale to be paid to the registered participant. Commissions charged on such sales will be charged at the customary rates charged from time to time by the broker-dealer. The proceeds of such sale, less brokerage commissions and transfer and withholding taxes, if any, will be paid to the terminating participant by the Plan Agent. Common shares in a participant’s account held pursuant to the Plan that are sold may be commingled with common shares of other terminating participants, in which case, the proceeds to each terminating participant will be based on the average sale price of all shares so commingled and sold on the same day.

We reserve the right to terminate participation in the Plan if the number of common shares purchased for a participant under the Plan is less than one (1) common share over a period of twelve (12) consecutive months. In that event, the Plan Agent will sell fractional common shares in the participant’s account and pay the participant the proceeds of the sale, net of brokerage commissions, transfer taxes and withholding taxes, if any, together with a cash payment for any fraction of a common share in the account which will be converted by the Plan Agent at the prevailing market price at the time of sale.

A participant having a Canadian mailing address as shown on the records of the Plan Agent will receive payment in Canadian currency and a participant having a non-Canadian mailing address as shown on the records of the Plan Agent will receive payment in United States currency.

Shareholder Voting

For any meeting of shareholders, participants will receive proxy materials in order to vote all whole common shares held by the Plan Agent on your behalf. Your common shares will be voted as you direct or you may vote by proxy or in person at the meeting of shareholders. Common shares for which instructions are not received will not be voted. A fractional common share does not carry the right to vote.

Amendment or Termination of Plan and/or Plan Agent

We may amend or terminate the Plan at any time, but such action shall have no retroactive effect that would prejudice the interests of participants. Where required, amendments to the Plan will be subject to the prior approval of the Toronto Stock Exchange or the New York Stock Exchange. We will publicly announce any material amendments to or termination of the Plan.

In the event of termination of the Plan by the Corporation, the Plan Agent will send to the participants (or to their nominees, as applicable) certificates or DRS Advices for whole common shares held for participants’ accounts under the Plan and cheques in payment for any remaining fractions of common shares in participants’ accounts which will be based on the prevailing market price of the time of sale. In the event of suspension of the Plan by us, no investment will be made by the Plan Agent during the investment period immediately following the effective date of such suspension. Any dividends on the common shares subject to the Plan and paid after the effective date of such suspension will be remitted by the Plan Agent to the participants (without interest or deduction thereon except applicable withholding tax).

If Computershare Trust Company of Canada ceases to act as Plan Agent for any reason, another qualified party will be designated by us to act as Plan Agent and participants will be notified of the change.

Withholdings

The Plan is subject to any withholding obligations that we may have with respect to taxes or other charges under applicable laws, and any amounts to be reinvestment hereunder shall be net of any amounts required to be withheld.

Notices

All notices required to be given under the Plan shall be mailed to each participant (including CDS and financial institutions and stock brokerages holding common shares as registered shareholders on behalf of non-registered participants) at the address shown on the records of the Plan Agent or at a more recent address as furnished by the participant.

Notices to the Plan Agent shall be addressed as follows:

Computershare Trust Company of Canada

100 University Avenue, 8th Floor

North Tower

Toronto, Ontario M5J 2Y1

Attention: Dividend Reinvestment Department

Or the National Customer Contact Centre at 1-800-564-6253

Or by visiting www.investorcentre.com

Notices to us shall be addressed as follows:

Franco-Nevada Corporation

199 Bay Street, Suite 2000

P.O. Box 285, Commerce Court West

Toronto, Ontario M5L 1G9

Attention: Chief Legal Officer

Fax No.: (416) 306-6330

Governing Law

The Plan shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Interpretation of the Plan

We shall conclusively determine any issues of interpretation arising in connection with the Plan or its application.

INCOME TAX CONSIDERATIONS RELATING TO THE PLAN

Canadian Federal Income Tax Considerations

The following is a summary of principal Canadian federal income tax considerations generally applicable to shareholders who participate in the Plan. This summary is of a general nature only, is not exhaustive of all possible tax considerations and is not intended to be legal or tax advice to any particular shareholder.

This summary is provided by and on behalf of us and not the Plan Agent. The summary is for general information only and is not intended to be legal or tax advice to any particular shareholder. Shareholders, including shareholders in jurisdictions other than Canada or the United States, are urged to consult their own tax advisor as to their particular circumstances.

Certain Canadian Federal Income Tax Considerations

The following is a general summary, as of the date of this prospectus, of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) (the “Tax Act”) and the Income Tax Regulations (the “Regulations”) generally applicable to a participant (a “Specified Participant”) that, at all relevant times, for purposes of the Tax Act, deals at arm’s length with and is not affiliated with the Corporation and holds common shares as capital property, all within the meaning of the Tax Act.

This summary does not apply to a participant: (i) that is a “financial institution” for purposes of the “mark-to-market” rules in the Tax Act; (ii) that is a “specified financial institution”; (iii) an interest in which is or would constitute a “tax shelter investment”; (iv) that has entered or will enter into, with respect to the common shares, a “synthetic disposition arrangement” or a “derivative forward agreement”; (v) that is a corporation resident in Canada that is or becomes a part of a transaction or event or series of transactions or events to which the foreign affiliate dumping rules in section 212.3 of the Tax Act apply; (vi) that reports its “Canadian tax results” in a currency other than Canadian currency; or (vii) that is exempt from tax under the Tax Act, all as defined in the Tax Act. Such participants should consult their own tax advisor.

This summary is based upon the current provisions of the Tax Act and the Regulations in force as of the date of this prospectus, specific proposals to amend the Tax Act and the Regulations that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to such date (the “Tax Proposals”), and the current published administrative policies and assessing practices of the Canada Revenue Agency. This summary assumes that the Tax Proposals will be enacted in the form proposed and does not otherwise take into account or anticipate any changes in law or administrative practices, whether by legislative, governmental or judicial decision or action, nor does it take into account provincial, territorial or foreign tax considerations, which may differ from the Canadian federal income tax considerations discussed herein. No assurance can be given that the Tax Proposals will be enacted as proposed or at all, or that legislative, judicial or administrative changes will not modify or change the statements expressed herein.

This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular participant under the Plan. This summary is not exhaustive of all Canadian federal income tax considerations applicable to participants. Accordingly, participants should consult their own tax advisor with respect to the tax consequences applicable to them having regard to their own particular circumstances.

For the purposes of the Tax Act, all U.S. dollar amounts relating to the acquisition, holding or disposition of common shares must generally be expressed in Canadian dollars using the appropriate exchange rate determined in accordance with the detailed rules in the Tax Act in that regard. As a result, the amount required to be included in the income of a Specified Participant may be affected by virtue of fluctuations in the value of the U.S. dollar relative to the Canadian dollar.

Canadian Residents

This portion of the summary is generally applicable to a Specified Participant that, at all relevant times, for purposes of the Tax Act, is resident in Canada, or is deemed to be resident in Canada (a “Canadian Participant”).

The reinvestment of dividends under the terms of the Plan does not relieve a Canadian Participant from any liability for income taxes that may otherwise be payable on such amounts. In this regard, a Canadian Participant who participates in the Plan will be treated, for tax purposes, as having received, on each dividend payment date, a taxable dividend equal to the amount of the dividend payable on such date, which dividend will be subject to the same tax treatment accorded to taxable dividends received by the Canadian Participant from a taxable Canadian corporation.

For example, in the case of a Canadian Participant who is an individual (including certain trusts), such dividends will be subject to the normal gross-up and dividend tax credit rules applicable to taxable dividends received by an individual from taxable Canadian corporations, including the enhanced gross-up and dividend tax credit for “eligible dividends” properly designated as such by the Corporation. Taxable dividends received by such a Canadian Participant may give rise to minimum tax under the Tax Act, depending on the individual’s circumstances. In the case of a Canadian Participant that is a corporation, such dividends will be included in the Canadian Participant’s income and will normally be deductible in computing such Canadian Participant’s taxable income. In certain circumstances, subsection 55(2) of the Tax Act will treat a taxable dividend received by a Canadian Participant that is a corporation as proceeds of disposition or a capital gain. Canadian Participants that are corporations are urged to consult their own tax advisor having regard to their particular circumstances. A Canadian Participant that is a “private corporation” or “subject corporation” (as such terms are defined in the Tax Act) may be liable to pay a refundable tax under Part IV of the Tax Act on such dividends to the extent that such dividends are deductible in computing the Canadian Participant’s taxable income for the year. Other taxes could apply depending on the circumstances of the Canadian Participant.

If cash dividends are reinvested in common shares for a Canadian Participant under the Plan in a treasury acquisition, and if the Corporation determines to issue such common shares at a discount of up to 5%, at the discretion of the Corporation, from the Average Market Price, such discount should not give rise to a taxable benefit under the Tax Act to such Canadian Participant. The discount is currently set at 3%.

A Canadian Participant should not realize any additional income under the Tax Act when the participant receives certificates for whole common shares previously credited to the participant’s account under the Plan, either upon the participant’s request, upon termination of participation in the Plan or upon termination of the Plan. Generally, one-half of any capital gain realized by a Canadian Participant on a disposition of a common share acquired pursuant to the Plan must be included in the Canadian Participant’s income for the year as a taxable capital gain. Subject to certain specific rules in the Tax Act, one-half of any capital loss realized by a participant on a disposition of a common share in a taxation year will be an allowable capital loss which must be deducted from any taxable capital gains realized by the Canadian Participant in the year of disposition. Allowable capital losses for a taxation year in excess of taxable capital gains for that year generally may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years to the extent and under the circumstances discussed in the Tax Act.

When a Canadian Participant’s participation in the Plan is terminated by the Canadian Participant or the Corporation or when the Plan is terminated by the Corporation, the Canadian Participant may receive a cash payment. A deemed dividend may arise if the cash payment for a fractional common share exceeds the paid-up capital in respect of such fractional common share and a capital gain (or loss) may also be realized in certain circumstances. A deemed dividend is treated in the manner described above in respect of dividends.

The disposition by a Canadian Participant to the Corporation of a fraction of a common share in consideration for cash (either upon the Canadian Participant’s request, upon termination of participation in the Plan or upon termination of the Plan) may give rise to a deemed dividend to the Canadian Participant as well as a capital gain or capital loss.

The cost to a Canadian Participant of common shares acquired under the Plan will be the price paid for those shares by the Canadian Participant. The adjusted cost base of such common shares to the Canadian Participant will be computed by averaging the cost of those shares with the adjusted cost base of all other common shares of the Corporation held by the Canadian Participant as capital property.

A Canadian Participant who disposes of or is deemed to have disposed of common shares acquired pursuant to the Plan (including on the disposition of a fraction of a common share in consideration for cash upon termination of participation in the Plan or upon termination of the Plan) will generally realize a capital gain (or incur a capital loss) equal to the amount by which the proceeds of disposition of such common shares exceed (or are exceeded by) the aggregate of the adjusted cost base of such common shares immediately before the disposition or deemed disposition and any reasonable expenses associated with the disposition or deemed disposition. Canadian Participants will generally be subject to the tax treatment normally applicable under the Tax Act in respect of such capital gains or capital losses. For example, generally one-half of any such capital gain (a “taxable capital gain”) realized by a Canadian Participant must be included in the Canadian Participant’s income for the taxation year in which the disposition occurs. Capital gains realized by a Canadian Participant who is an individual (including certain trusts) may result in the individual paying minimum tax under the Tax Act. A Canadian Participant that is a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay a refundable tax on its “aggregate investment income” (as defined in the Tax Act) for the year, which is defined to include an amount in respect of taxable capital gains.

U.S. Residents

This portion of the summary is generally applicable to a Specified Participant that, at all relevant times: (i) is neither resident in Canada nor deemed to be resident in Canada for purposes of the Tax Act; (ii) is a resident of the U.S. and is a “qualifying person” within the meaning of the Canada-United States Income Tax Convention (1980), as amended (the “Treaty”); and (iii) does not use or hold and is not deemed to use or hold common shares in a business carried on in Canada (a “U.S. Resident Participant”). U.S. Resident Participants are urged to consult with their own tax advisor to determine their entitlement to benefits under the Treaty based on their particular circumstances.

Special rules, which are not discussed in this summary, may apply to a U.S. Resident Participant that is an insurer that carries on an insurance business in Canada and elsewhere or an authorized foreign bank (as defined in the Tax Act). Such U.S. Resident Participant should consult with their own tax advisor as to their particular circumstances.

The reinvestment of dividends under the terms of the Plan does not relieve a U.S. Resident Participant from any liability for income taxes that may otherwise be payable on such amounts. In this regard, a U.S. Resident Participant who participates in the Plan will be treated, for tax purposes, as having received, on each dividend payment date, a taxable dividend equal to the amount of the dividend payable on such date, which dividend will be subject to the same tax treatment accorded to taxable dividends received by the U.S. Resident Participant from a taxable Canadian corporation.

All cash dividends paid on common shares held by a U.S. Resident Participant will generally be subject to the treatment under the Tax Act normally applicable to taxable dividends from taxable Canadian corporations even if such dividends are reinvested in common shares under the Plan on behalf of a U.S. Resident Participant. For example, such dividends will be subject to Canadian withholding tax at the rate of 25%, subject to any reduction in the rate of withholding to which the U.S. Resident Participant is entitled under the Treaty. Under the Treaty if the U.S. Resident Participant is the beneficial owner of such dividends, the applicable rate of Canadian withholding tax is generally reduced to 15%. The amount in respect of such dividends to be reinvested under the Plan will be reduced by the amount of any such applicable withholding tax.

The disposition by a U.S. Resident Participant to the Corporation of a fraction of a common share in consideration for cash (either upon the U.S. Resident Participant’s request, upon termination of participation in the Plan or upon termination of the Plan) may give rise to a deemed dividend which is subject to withholding tax as well as capital gain or capital loss.

A U.S. Resident Participant will not be subject to tax under the Tax Act in respect of any capital gain realized by such U.S. Resident Participant on a disposition of common shares (including upon the disposition of a fractional common share), unless the common shares constitute “taxable Canadian property” (as defined in the Tax Act) of the U.S. Resident Participant at the time of the disposition and the U.S. Resident Participant is not entitled to relief under the Treaty. Generally, as long as the common shares are listed on a “designated stock exchange” (which includes the Toronto Stock Exchange and the New York Stock Exchange) at a particular time, such shares will not constitute taxable Canadian property to a U.S. Resident Participant at such time unless at any time during the sixty (60) month period that ends at that time: (a) the U.S. Resident Participant, persons with which the U.S. Resident Participant does not deal at arm’s length, partnerships whose members include, either directly or indirectly through one or more partnerships, the U.S. Resident Participant or persons which do not deal at arm’s length with the U.S. Resident Participant, or any combination of them, owned 25% or more of the issued shares of any class or series of shares of the capital stock of the Corporation; and (b) more than 50% of the fair market value of the common shares was derived directly or indirectly from one or any combination of (i) real or immovable property situated in Canada, (ii) “Canadian resource properties” (as defined in the Tax Act), (iii) “timber resource properties” (as defined in the Tax Act), and (iv) options in respect of, or interests in, or for civil law rights in, property described in (i), (ii) and (iii), whether or not such property exists. U.S. Resident Participants holding common shares that constitute taxable Canadian property should consult their own tax advisor.

United States Income Tax Considerations for U.S. Participants

The following is a general summary of certain material U.S. federal income tax considerations applicable to a U.S. Holder (as defined below) that participates in the Plan (referred to as a “U.S. Participant”). This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a U.S. Participant arising from and relating to the acquisition, ownership and disposition of common shares acquired pursuant to the Plan. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Participant that may affect the U.S. federal income tax consequences to such U.S. Participant, including specific tax consequences to a U.S. Participant under an applicable tax treaty. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Participant. This summary does not address the U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, or non-U.S. tax consequences to U.S. Participants of the acquisition, ownership and disposition of common shares acquired pursuant to the Plan. Except as specifically set forth below, this summary does not discuss applicable tax reporting requirements. Each prospective participant in the Plan should consult its own tax advisor regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences relating to the acquisition, ownership and disposition of common shares acquired pursuant to the Plan.

No ruling from the United States Internal Revenue Service (the “IRS”) has been requested, or will be obtained, regarding the U.S. federal income tax consequences of the acquisition, ownership and disposition of common shares acquired pursuant to the Plan. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the conclusions described in this summary.

Scope of this Summary

Authorities

This summary is based on the Code, Treasury Regulations (whether final, temporary, or proposed), published rulings of the IRS, published administrative positions of the IRS, the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the “Canada-U.S. Tax Convention”), and U.S. court decisions that are applicable and, in each case, as in effect and available as of the date of this prospectus. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive or prospective basis, which could affect the U.S. federal income tax considerations described in this summary. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive or prospective basis.

U.S. Holders

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of common shares that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (a) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (b) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

U.S. Participants Subject to Special U.S. Federal Income Tax Rules Not Addressed

This summary does not address the U.S. federal income tax considerations applicable to U.S. Participants that are subject to special provisions under the Code, including, but not limited to, the following: (a) U.S. Participants that are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) U.S. Participants that are financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies; (c) U.S. Participants that are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method; (d) U.S. Participants that have a “functional currency” other than the U.S. dollar; (e) U.S. Participants that own common shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (f) U.S. Participants that acquire common shares in connection with the exercise of employee stock options or otherwise as compensation for services; (g) U.S. Participants that hold common shares other than as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes); (h) U.S. Participants that own or have owned (directly, indirectly, or by attribution) 10 percent or more of the total combined voting power or value of all outstanding shares of the Corporation; or (i) U.S. Participants that are U.S. expatriates or former long-term residents of the United States. U.S. Participants that are subject to special provisions under the Code, including, but not limited to, U.S. Participants described immediately above, should consult their own tax advisors regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences relating to the acquisition, ownership and disposition of common shares and participation in the Plan.

If an entity or arrangement that is classified as a partnership (or other “pass-through” entity) for U.S. federal income tax purposes holds common shares, the U.S. federal income tax consequences to such entity and the partners (or other owners) of such entity generally will depend on the activities of the entity and the status of such partners (or owners). This summary does not address the tax consequences to any such owner. Partners (or other owners) of entities or arrangements that are classified as partnerships or as “pass-through” entities for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal income tax consequences arising from and relating to the acquisition, ownership and disposition of common shares and participation in the Plan.

Ownership and Disposition of Common Shares

The following discussion is subject to the rules described below under the heading “Passive Foreign Investment Company Rules.”

Tax Considerations Relating to Dividend Reinvestment

In the case of a treasury acquisition, a U.S. Participant will be treated as receiving a distribution for U.S. federal income tax purposes in an amount equal to the fair market value of the common shares acquired pursuant to the Plan plus the amount of any Canadian withholding tax withheld therefrom. The fair market value of the common shares so acquired will be equal to the average of the high and low sale prices of the common shares on the dividend payment date, which amount may be higher or lower than the average market price used to determine the number of common shares so acquired pursuant to the Plan. In the case of a market acquisition, a U.S. Participant will be treated as receiving a distribution for U.S. federal income tax purposes in an amount equal to the amount of the dividend used to purchase common shares on the open market (without reduction for any Canadian tax withheld from such dividend) and to pay any brokerage commissions, fees, transaction costs, or other related charges. The amount of any such distribution to a U.S. Participant (reduced by any Canadian tax withheld from such distribution) generally will be such U.S. Participant’s tax basis in the common shares acquired pursuant to the Plan. A U.S. Participant’s holding period for such common shares will begin on the day following the date of acquisition.

Any distribution to a U.S. Participant described in the preceding paragraph generally will be subject to U.S. federal income tax in the same manner as cash distributions described below under the heading “Distributions Generally.” If U.S. backup withholding tax applies to any dividends paid that are to be reinvested in common shares, the number of common shares credited to a U.S. Participant’s account will be reduced as a result of such backup withholding. Tax information reporting generally will apply to dividends reinvested in common shares by a U.S. Participant pursuant to the Plan. See the discussion below under the heading “Additional Considerations – Backup Withholding and Additional Information Reporting.”

Distributions Generally

A U.S. Participant that receives a distribution, including a constructive distribution, with respect to a common share will be required to include the amount of such distribution in gross income as a dividend (including the amount of any Canadian income tax withheld from such distribution) to the extent of the current or accumulated “earnings and profits” of the Corporation, as calculated for U.S. federal income tax purposes. To the extent that a distribution exceeds the current and accumulated earnings and profits of the Corporation, such distribution will be treated first as a tax-free return of capital to the extent of a U.S. Participant’s tax basis in the common shares and thereafter as gain from the sale or exchange of such common shares. (See “Sale or Other Taxable Disposition of Common Shares” below.) However, the Corporation may not calculate earnings and profits in accordance with U.S. federal income tax principles, and each U.S. Participant should therefore assume that any distribution by the Corporation with respect to the common shares will be treated as ordinary dividend income for U.S. federal information reporting purposes.

Subject to certain holding period and other requirements, dividends received by non-corporate U.S. Participants from a “qualified foreign corporation” may be eligible for reduced rates of taxation. A qualified foreign corporation includes a foreign corporation that is eligible for the benefits of a comprehensive income tax treaty with the United States that the U.S. Treasury Department determines to be satisfactory for these purposes and that includes an exchange of information provision. The U.S. Treasury has determined that the Canada-U.S. Tax Convention meets these requirements, and the Corporation believes that it is eligible for the benefits of the Canada-U.S. Tax Convention. A foreign corporation is also treated as a qualified foreign corporation with respect to dividends paid by that corporation on ordinary shares that are readily tradeable on an established securities market in the United States. U.S. Treasury guidance indicates that the Corporation’s common shares are readily tradeable on an established securities market in the United States. However, there can be no assurance that the common shares will be considered readily tradeable on an established securities market in future years. If the Corporation is classified as a PFIC in the taxable year of distribution or in the preceding taxable year, then dividends received by U.S. Participants will not be qualified dividends. Dividends received by corporate U.S. Participants generally will not be eligible for the “dividends received deduction.” The dividend rules are complex, and each U.S. Participant should consult its own tax advisor regarding the application of such rules.

Sale or Other Taxable Disposition of Common Shares

Upon the sale or other taxable disposition of common shares, a U.S. Participant generally will recognize capital gain or loss in an amount equal to the difference between the U.S. dollar value of cash received plus the fair market value of any property received and such U.S. Participant’s tax basis in such common shares sold or otherwise disposed of. A U.S. Participant’s tax basis in common shares generally will be such participant’s U.S. dollar cost for such shares. Gain or loss recognized on such sale or other disposition generally will be long-term capital gain or loss if, at the time of the sale or other disposition, the common shares have been held for more than one year.

Preferential tax rates apply to long-term capital gain of a U.S. Participant that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gain of a U.S. Participant that is a corporation. Deductions for capital losses are subject to significant limitations under the Code.

Passive Foreign Investment Company Rules

If the Corporation were to constitute a PFIC for any year during a U.S. Participant’s holding period, then certain different and potentially adverse U.S. federal income tax rules would affect the U.S. federal income tax consequences to a U.S. Participant resulting from the acquisition, ownership and disposition of common shares. The U.S. Treasury Department has not issued specific guidance on how the income and assets of a non-U.S. corporation such as the Corporation will be treated under the PFIC rules.

The Corporation generally will be a PFIC for any taxable year in which, after applying relevant look-through rules with respect to the income and assets of subsidiaries, (a) 75 percent or more of its gross income is passive income (the “income test”) or (b) 50 percent or more of the value of its assets consists of assets that either produce passive income or are held for the production of passive income (the “asset test”). “Gross income” generally includes all sales revenues less the cost of goods sold, plus income from investments and from incidental or outside operations or sources. “Passive income” generally includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions. Passive income generally excludes active business gains arising from the sale of commodities, if substantially all of a foreign corporation’s commodities are stock in trade or inventory, real and depreciable property used in a trade or business, or supplies regularly used or consumed in a trade or business, and certain other requirements are satisfied.

Under certain attribution rules, if the Corporation were a PFIC, U.S. Participants would generally be deemed to own their proportionate share of the Corporation’s direct or indirect equity interest in any company that is also a PFIC (a “Subsidiary PFIC”), and would be subject to U.S. federal income tax on any indirect gain realized on the stock of a Subsidiary PFIC upon the sale of the common shares of the Corporation, as well as their proportionate share of (a) any “excess distributions” (as discussed below) on the stock of a Subsidiary PFIC and (b) any gain realized upon the disposition or deemed disposition of stock of a Subsidiary PFIC by the Corporation or by another Subsidiary PFIC, both as if such U.S. Participants directly held the shares of such Subsidiary PFIC. If the Corporation were classified as a PFIC for any taxable year in which a U.S. Participant held common shares, then the Corporation generally would continue to be classified as a PFIC with respect to such U.S. Participant for any subsequent taxable year in which the U.S. Participant continued to hold common shares, even if the Corporation’s income or assets would not cause it to be a PFIC in such subsequent taxable year, unless an exception were to apply.

The IRS recently issued final and proposed regulations providing guidance on various aspects of the PFIC rules, including the income and asset tests described above. The proposed regulations will not be effective unless and until they are adopted in final form, although taxpayers generally may rely on the proposed regulations before adoption, provided the proposed regulations are applied consistently. The Corporation believes, on a more-likely-than-not basis, that it currently qualifies, and expects to continue to qualify in the future, for the active commodities business exception for purposes of the PFIC asset test and PFIC income test. Accordingly, although the Corporation continues to evaluate the implications of the final and proposed regulations for its classification under the PFIC rules, the Corporation believes, on a more-likely-than-not basis, that it was not a PFIC for its taxable year ended December 31, 2021, and, based on its current and anticipated business activities and financial expectations, the Corporation expects, on a more-likely-than-not basis, that it will not be a PFIC for its current taxable year or for the foreseeable future.

The determination as to whether any corporation was, or will be, a PFIC for a particular taxable year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations and uncertainty. In addition, there is limited authority on the application of the active commodities exception and other relevant PFIC rules to entities such as the Corporation and its subsidiaries. There is also significant uncertainty regarding the application of the recently issued final and proposed regulations. Accordingly, there can be no assurance that the IRS will not challenge the views of the Corporation (or a Subsidiary PFIC, as defined above) concerning its PFIC status. In addition, whether any corporation will be a PFIC for any taxable year depends on its assets and income over the course of such taxable year, and, as a result, the Corporation’s PFIC status for its current taxable year and any future taxable year cannot be predicted with certainty. Each U.S. Participant should consult its own tax advisor regarding the PFIC status of the Corporation and any Subsidiary PFIC.

If the Corporation were a PFIC for any taxable year in which a U.S. Participant held common shares, and such U.S. Participant had not made an effective QEF Election or Mark-to-Market Election under the PFIC rules (as defined and more fully described below) with respect to its common shares, then such holder generally would be subject to special rules with respect to “excess distributions” made by the Corporation on the common shares and with respect to gain from the direct or indirect disposition of common shares. An “excess distribution” generally would include the excess of distributions made with respect to the common shares to a U.S. Participant in any taxable year over 125% of the average annual distributions made to such U.S. Participant by the Corporation during the shorter of the three preceding taxable years or such U.S. Participant’s holding period for the common shares. Generally, a U.S. Participant would be required to allocate any excess distribution or gain from the direct or indirect disposition of the common shares ratably over its holding period for the common shares. Amounts allocated to the year of the disposition or excess distribution would be taxed as ordinary income, and amounts allocated to prior taxable years would be taxed at the highest tax rate in effect for ordinary income for each such year. In addition, an interest charge would apply.

If the Corporation were a PFIC for any taxable year in which a U.S. Participant held common shares, and such U.S. Participant had made a timely and effective election to treat the Corporation as a “qualified electing fund” (a “QEF Election”) for the first taxable year of such U.S. Participant’s holding period in which the Corporation were classified as a PFIC, then such U.S. Participant generally would not be subject to the PFIC rules described in the preceding paragraph. Instead, such U.S. Participant would be subject to U.S. federal income tax on such holder’s pro rata share of (a) the net capital gain of the Corporation, which would be taxed as long-term capital gain to such U.S. Participant, and (b) the ordinary earnings of the Corporation, which would be taxed as ordinary income to such U.S. Participant. A QEF Election, once made, would be effective with respect to such U.S. Participant’s common shares for all subsequent taxable years in which the Corporation were treated as a PFIC, unless the QEF Election were invalidated or terminated or the IRS were to consent to revocation of the QEF Election. The QEF Election cannot be made unless the Corporation provides or makes available certain information. To facilitate the making of QEF Elections by U.S. Participants, for each taxable year that the Corporation is classified as a PFIC, the Corporation intends to: (a) make available to U.S. Participants, upon written request, a “PFIC Annual Information Statement” and (b) upon written request, use commercially reasonable efforts to provide all additional information that such U.S. Participant is required to obtain in connection with maintaining such QEF Election with regard to the Corporation or any of its Subsidiary PFICs. The Corporation may provide such information on its website (www.franco-nevada.com). U.S. Participants considering the QEF Election should note that a QEF Election with respect to common shares would not apply to any Subsidiary PFICs. Consequently, unless a U.S. Participant makes a QEF Election with respect to any Subsidiary PFIC, it could be subject to the adverse tax consequences described above with respect to any interests in a Subsidiary PFIC.

If the Corporation were a PFIC for any taxable year in which a U.S. Participant held common shares, and such U.S. Participant had made a timely and effective “mark to market” election (a “Mark-to-Market Election”) in the first taxable year of such U.S. Participant’s holding period in which the Corporation were classified as a PFIC, then such U.S. Participant generally would not be subject to the PFIC rules described in the preceding paragraphs. Instead, such holder generally would include in ordinary income, for each taxable year in which the Corporation were a PFIC, an amount equal to the excess, if any, of (a) the fair market value of the common shares, as of the close of such taxable year over (b) such U.S. Participant’s adjusted tax basis in such common shares. The U.S. Participant would be entitled to deduct as an ordinary loss each year the excess of its adjusted tax basis in the common shares over their fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the Mark-to-Market Election. A U.S. Participant’s adjusted tax basis in the common shares would be increased by the amount of any income inclusion and decreased by the amount of any deductions under the Mark-to-Market Election rules. In addition, upon a sale or other taxable disposition of common shares, a U.S. Participant that made a Mark-to-Market Election would recognize ordinary income or ordinary loss (but only to the extent such loss did not exceed the net amount of previously included income as a result of the Mark-to-Market Election). A Mark-to-Market Election would apply to the taxable year in which such election is made and to each subsequent taxable year, unless the common shares were to cease to be “marketable stock,” the U.S. Participant were to mark the common shares to market under non-PFIC provisions of the Code, or the IRS were to consent to the revocation of such election. The Mark-to-Market Election is expected to be available with respect to the Corporation, provided that the common shares are “regularly traded” for U.S. federal income tax purposes, which is expected to be the case. However, the Mark-to-Market Election will not be available with respect to any Subsidiary PFIC. Accordingly, U.S. Participants making a Mark-to-Market Election would be subject to unfavorable tax consequences described above with respect to any Subsidiary PFIC.

In any year in which the Corporation is classified as a PFIC, a U.S. Participant generally will be required to file an annual report with the IRS containing certain information regarding such holder’s interest in the Corporation (or a Subsidiary PFIC), subject to certain exceptions. A failure to satisfy such reporting requirement could result in the extension of the statute of limitations with respect to federal income tax returns filed by such U.S. Participant. Each U.S. Participant should consult its own tax advisor regarding the foregoing reporting requirements, the application of the recently issued final and proposed regulations, the advisability of making a QEF Election or Mark-to-Market Election, and any other tax consequences under the PFIC rules of acquiring, owning and disposing of common shares.

Additional Considerations

Tax on Net Investment Income

Certain individuals, estates and trusts whose income exceeds certain thresholds are required to pay a 3.8 percent additional tax on “net investment income,” including, among other things, dividends and net gain from disposition of property (other than property held in a trade or business). Accordingly, dividends on and capital gain from the sale or other taxable disposition of the common shares may be subject to this additional tax.

Receipt of Foreign Currency

The amount of any distribution paid to a U.S. Participant in foreign currency, or received by a U.S. Participant in foreign currency on the sale, exchange or other taxable disposition of common shares, generally will be equal to the U.S. dollar value of such foreign currency based on the exchange rate applicable on the date of receipt (regardless of whether such foreign currency is converted into U.S. dollars at that time). A U.S. Participant generally will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any U.S. Participant who converts or otherwise disposes of the foreign currency after the date of receipt may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S.-source income or loss for foreign tax credit purposes. Each U.S. Participant should consult its own tax advisor regarding the U.S. federal income tax consequences of receiving, owning, and disposing of foreign currency.

Foreign Tax Credit

Subject to the PFIC rules discussed above, a U.S. Participant that pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on the common shares generally will be entitled, at the election of such U.S. Participant, to receive either a deduction or a credit for such Canadian income tax paid. Generally, a credit will reduce a U.S. Participant’s U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Participant’s income subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. Participant during a year.

Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Participant’s U.S. federal income tax liability that such U.S. Participant’s “foreign source” taxable income bears to such U.S. Participant’s worldwide taxable income. In applying this limitation, a U.S. Participant’s various items of income and deduction must be classified, under complex rules, as either “foreign source” or “U.S. source.” Generally, dividends paid by a foreign corporation should be treated as foreign-source for this purpose, and gains recognized on the sale of stock of a foreign corporation by a U.S. Participant should be treated as U.S.-source for this purpose, except as otherwise provided in an applicable income tax treaty, and if an election is properly made under the Code. However, the amount of a distribution with respect to the common shares that is treated as a “dividend” may be lower for U.S. federal income tax purposes than it is for Canadian federal income tax purposes, resulting in a reduced foreign tax credit allowance to a U.S. Participant. In addition, this limitation is calculated separately with respect to specific categories of income. The foreign tax credit rules are complex and depend upon a U.S. Participant’s particular circumstances. Each U.S. Participant should consult its own U.S. tax advisor regarding the foreign tax credit rules.

Disclosure Requirements for Specified Foreign Financial Assets

Certain U.S. Participants that, during any taxable year, hold an interest in a “specified foreign financial asset” generally will be required to file with their U.S. federal income tax returns a statement on IRS Form 8938 setting forth certain information, if the aggregate value of all such assets exceeds certain threshold amounts. “Specified foreign financial assets” generally include financial accounts maintained with non-U.S. financial institutions and may also include common shares not held in accounts maintained with certain financial institutions. Substantial penalties may be imposed, and the period of limitations on assessment and collection of U.S. federal income taxes may be extended, in the event of a failure to comply. U.S. Participants should consult their own tax advisor as to the possible application to them of this filing requirement.

Backup Withholding and Additional Information Reporting

Payments made within the United States or by a U.S. payor or U.S. middleman, of dividends on, and proceeds arising from the sale or other taxable disposition of, common shares will generally be subject to information reporting. Such payments may also be subject to backup withholding tax if a U.S. Participant (a) fails to furnish such U.S. Participant’s correct U.S. taxpayer identification number (generally on Form W-9), (b) is notified by the IRS that such U.S. Participant has previously failed to properly report interest and dividend income, or (c) fails to certify, under penalty of perjury, that such U.S. Participant has furnished its correct U.S. taxpayer identification number, that the IRS has not notified such U.S. Participant that it is subject to backup withholding tax, and that such U.S. Participant is a U.S. person. However, certain exempt persons generally are excluded from these information reporting and backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a U.S. Participant’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. Participant furnishes the required information to the IRS in a timely manner. Each U.S. Participant should consult its own tax advisor regarding the information reporting and backup withholding rules.

PLAN OF DISTRIBUTION

Subject to the discussion below, we will distribute common shares purchased under the Plan as described in this prospectus. This prospectus relates to the offering of our common shares in the United States pursuant to the registration statement of which this prospectus forms a part. In addition and subject to any limitations imposed by the Plan, we intend to offer an indeterminate number of our common shares under the Plan outside the United States pursuant to Regulation S under the Securities Act.

The Plan Agent will assist in the identification of registered shareholders, execute transactions in the common shares pursuant to the Plan and provide other related services, but will not be acting as an underwriter with respect to our common shares sold under the Plan. You will pay no brokerage commissions or trading or transaction fees on common shares purchased through the Plan with reinvested dividends. However, you may be responsible for other fees and expenses, including a handling fee and brokerage commissions and trading and transaction fees upon the sale of your common shares that are subject to the Plan, including the sale of your common shares upon the termination of participation in the Plan. Our common shares are currently listed for trading on the Toronto Stock Exchange and the New York Stock Exchange under the symbol “FNV”.

Participants who acquire our common shares through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Exchange Act and may be considered to be underwriters within the meaning of the Securities Act. We will not extend to any such person any rights or privileges other than those to which he, she or it would be entitled as a participant in the Plan, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of common shares so purchased.

Our major shareholders, directors, officers and members of our management, supervisory or administrative bodies may participate in the Plan.

From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from any discounts to the market price applicable to common shares purchased pursuant to the reinvestment of dividends under the Plan. Those transactions may cause fluctuations in the trading price and volume of our common shares. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of our common shares to be received under the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purposes of the Plan.

DESCRIPTION OF SECURITIES

The common shares to be offered by this prospectus will be offered to our shareholders pursuant to participation in the Plan. The common shares are currently listed on the Toronto Stock Exchange and on the New York Stock Exchange under the symbol “FNV”.

The authorized share capital of Franco-Nevada consists of an unlimited number of common shares and an unlimited number of preferred shares of which, as of May 11, 2022, 191,481,722 common shares and no preferred shares were outstanding.

Common Shares

Each common share carries the right to one vote at all meetings of shareholders of the Corporation. There are no special rights or restrictions of any nature attached to the common shares. All common shares rank equally as to dividends, voting powers and participation in assets upon liquidation of the Corporation.

Preferred Shares

The preferred shares may be issued in one or more series, each series to consist of such number of shares as may, before the issue thereof, be fixed by resolution of the board of directors. The directors shall determine before the issue thereof the designations, rights, privileges, restrictions and conditions attaching to the preferred shares of each series including the rate or amount of dividends or the method of calculating dividends, the dates of payment thereof, the redemption and/or purchase prices and terms and conditions of redemption and/or purchase, any voting rights, any conversion rights and any sinking fund or other provisions.

The preferred shares of each series will, with respect to payment of dividends and the distribution of assets in the event of liquidation, dissolution or winding up, rank on a parity with the preferred shares of every other series and be entitled to preference over the common shares and over any other shares ranking junior to the preferred shares. The preferred shares of any series may also be given such other preferences over the common shares and over any other shares ranking junior to the preferred shares as may be fixed by the directors.

EXPENSES

The expenses, determined as of the filing of our registration statement on Form F-3 of which this prospectus forms a part, in connection with the issuance and distribution of the common shares being offered are as follows:

Securities and Exchange Commission Registration Fee	$24,887.69
Legal Fees and Expenses	$30,000	*
Auditor Fees	$20,000	*
Stock Exchange Listing Fees	$10,000	*
Agent Fees	$5,500
*Total	$90,387.69

*Estimated

INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the applicable provisions of the CBCA and our by-laws, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

The validity of the common shares being offered by this prospectus and certain federal U.S. tax and federal Canadian tax matters have been passed upon for us by Torys LLP, New York, New York and Toronto, Ontario. As of the date of this prospectus, the partners and associates of Torys LLP owned beneficially, directly or indirectly, less than 1% of the outstanding securities of the Corporation.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in the Management’s Report on Internal Control over Financial Reporting) incorporated by reference in the Annual Report on Form 40-F for the year ended December 31, 2021 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Certain information relating to our mineral reserves and resources included in the documents incorporated by reference into this prospectus has been prepared by Phil Wilson and has been included in reliance upon such person’s authority as an expert.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers

Under the CBCA, the Registrant may indemnify a present or former director or officer of the Registrant or another individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity. The Registrant may not indemnify an individual unless the individual acted honestly and in good faith with a view to the best interests of the Registrant, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant’s request and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful. The indemnification may be made in connection with an action by or on behalf of the Registrant or other entity to procure a judgment in its favor, to which the individual is made a party because of the individual’s association with the Registrant or other entity as described above only with court approval. The aforementioned individuals are entitled to indemnification from the Registrant in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual’s association with the Registrant or other entity as described above if the individual was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual described above ought to have done provided the individual fulfills the conditions set out above. The Registrant may advance moneys to an individual described above for the costs, charges and expenses of a proceeding described above; however, the individual shall repay the moneys if the individual does not fulfill the conditions set out above.

By-law No. 1 of the Registrant provides that the Registrant agrees to indemnify each director and officer of the Registrant, each former director and officer of the Registrant and each individual who acts or acted at the Registrant’s request as a director or officer, or each individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity. Subject to the limitations contained in the CBCA, the by-law of the Registrant provides that the Registrant, may purchase and maintain insurance as the board of directors of the Registrant may from time to time determine for the benefit of a director or officer of the Registrant, each former director and officer of the Registrant and each individual who acts or acted at the Registrant’s request as a director or officer, or each individual acting in a similar capacity, of another entity.

Additionally, By-law No. 1 provides that no director or officer shall be liable (i) for the acts, receipts, neglects or defaults of any other director, officer, employee, or agent, (ii) for joining in any receipt or other act for conformity, (iii) for any loss, damage or expense happening to the Registrant through the insufficiency or deficiency of title to any property acquired for or on behalf of the Registrant, (iv) for the insufficiency or deficiency of any security in or upon which any of the moneys of the Registrant shall be invested, (v) for any loss or damage arising from the bankruptcy, insolvency or tortious acts of any person with whom any of the moneys, securities or effects of the Registrant shall be deposited, (vi) for any loss occasioned by any error of judgment or oversight on the part of that person, (vii) for any other loss, damage or misfortune whatever which happen in the execution of the duties of that person’s office or in relation thereto, unless the same are occasioned by that person’s own willful neglect or default.

The Registrant’s indemnity applies only to the extent that the individual seeking indemnity acted honestly and in good faith with a view to the best interest of the Registrant, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in similar capacity at the Registrant’s request; and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful. The Registrant may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding. The individual shall repay the moneys if the individual does not fulfill the conditions set out above.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 9. Exhibits

Exhibits Number	Document Description
4.1	Amended and Restated Dividend Reinvestment Plan, dated as of June 15, 2018
5.1	Opinion of Torys LLP
8.1	Opinion of Torys LLP regarding United States tax matters
8.2	Opinion of Torys LLP regarding Canadian tax matters
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Torys LLP (contained in Exhibits 5.1, 8.1 and 8.2)
23.3	Consent of Phil Wilson
24.1	Powers of Attorney (included on the signature pages to this Registration Statement)
107	Filing Fee Table

Item 10. Undertakings

The undersigned Registrant hereby undertakes:

(i) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

(1)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(2)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(3)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement;

provided, however, that the undertakings set forth above in paragraphs (i)(1), (i)(2) and (i)(3) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(ii) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(iii) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(iv) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the Registrant includes in the prospectus, by means of post-effective amendment, financial statements required pursuant to this paragraph (iv) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into the registration statement.

(v) That, for the purpose of determining liability under the Securities Act to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(vi) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(2)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(3)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(4)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual reports pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Toronto, Ontario, Canada on May 12, 2022.

FRANCO-NEVADA CORPORATION

By:	/s/ Sandip Rana
Name: Sandip Rana
Title: Chief Financial Officer

POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints Paul Brink, Sandip Rana and Lloyd Hong, and each of them, any of whom may act without the joinder of the other, his true and lawful attorneys-in-fact and agent, acting together, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including, without limitation, post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on this 12th day of May, 2022.

Signature	Title

/s/ Paul Brink	President & Chief Executive Officer and Director
Paul Brink	(Principal Executive Officer)

/s/ Sandip Rana	Chief Financial Officer
Sandip Rana	(Principal Accounting and Financial Officer)

/s/ David Harquail	Chair of the Board and Director
David Harquail

/s/ Tom Albanese	Director
Tom Albanese

/s/ Derek Evans	Director
Derek Evans

/s/ Catharine Farrow	Director
Catharine Farrow

/s/ Louis Gignac	Director
Louis Gignac

/s/ Maureen Jensen	Director
Maureen Jensen

/s/ Jennifer Maki	Director
Jennifer Maki

/s/ Randall Oliphant	Director
Randall Oliphant

/s/ Elliott Pew	Director
Elliott Pew

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this registration statement, solely in the capacity of the duly authorized representative of Franco-Nevada Corporation in the United States, on this 12th day of May, 2022.

FRANCO-NEVADA U.S. CORPORATION

By:	/s/ Sandip Rana
	Name:	Sandip Rana
	Title:	Chief Financial Officer